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                     CERTIFICATE OF DESIGNATION, PREFERENCES
                         AND RIGHTS OF $8.50 CUMULATIVE
                            PREFERRED SERIES H STOCK

                                       OF

                              APPAREL AMERICA, INC.


                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

          Apparel America, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article FOURTH of its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $.05 per share, designated as $8.50 Cumulative Preferred Series H Stock:

          RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as $8.50 Cumulative Preferred Series H Stock (the "$8.50 Preferred H Stock") and the number of shares

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constituting such series shall be 25,000 and the stated value of the $8.50
Preferred H Stock shall be $100 per share.

          SECTION 2. VOTING (A) Except as provided in Section 2B, the $8.50 Preferred H Stock shall have no voting rights.

          (B) The Corporation shall not, without the affirmative consent of the holders of a majority of the $8.50 Preferred H Stock, in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions or increase the number of authorized shares of the $8.50 Preferred H Stock in any material respect prejudicial to the holders thereof.

          SECTION 3. DIVIDENDS. In each year the holders of the $8.50 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, quarterly dividends payable in cash on August 1, November 1, February 1 and May 1 in each year (each such date being referred to herein as "Quarterly Dividend Payment Date"), commencing August 1, 1995, in the amount of $2.125 per share.

          In the case of the original issuance of shares of $8.50 Preferred H Stock, dividends shall begin to accrue and be cumulative from the date of issue. In the case of shares of $8.50

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Preferred H Stock issued in exchange for issued thereof, dividends shall begin to accrue and be cumulative from the Quarterly Dividend Payment Date next preceding the date of issue of such shares to which such dividends have been paid, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of $8.50 Preferred H Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall be cumulative from such Quarterly Dividend Payment Date; provided , however, that if dividends shall not be paid on such Quarterly Dividend Payment Date, then dividends shall accrue and be cumulative from the Quarterly Dividend Payment Date to which such dividends have been paid. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of $8.50 Preferred H Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro-rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of $8.50 Preferred H Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.
          Whenever quarterly dividends payable on the $8.50 Preferred H Stock as provided in this Section 3 are in arrears, thereafter and until dividends, including all accrued dividends, on shares of the $8.50 Preferred H Stock outstanding shall have been

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paid in full or declared and set apart for payment, the Corporation shall not
(A) pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the $8.50 Preferred H Stock, (B) pay dividends on or make any other distributions on any stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the $8.50 Preferred H Stock, except dividends paid ratably on the $8.50 Preferred H Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled, (C) redeem or purchase or otherwise acquire for consideration any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the $8.50 Preferred H Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking on a parity or junior to the $8.50 Preferred H Stock,
(D) purchase or otherwise acquire for consideration any shares of the $8.50 Preferred H Stock, unless required pursuant to Section 5A, or any shares of stock ranking on a parity with the $8.50 Preferred H Stock, except with respect to the exchange of any stock for debt of the Corporation. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could purchase such shares at such time and in such

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manner.

          SECTION 5. REDEMPTION BY CORPORATION. The Corporation shall redeem shares of $8.50 Preferred H Stock pursuant to the following provisions:

          (A) The Corporation shall, commencing on May 1, 1996 and annually on each May 1 thereafter redeem a number of shares of $8.50 Preferred H Stock equal to 10% of the number of shares first issued by the Corporation, PROVIDED, HOWEVER, that on May 1, 1999 through and including May 1, 2001, the percentage shall be 17.86% and the final redemption on May 1, 2002 shall be 16.42%, at a redemption price equal to its liquidation value of $100 per share, plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the redemption date; PROVIDED, HOWEVER, that the Corporation shall not so redeem the $8.50 Preferred H Stock as set forth above to the extent the Corporation is prohibited from making such redemption pursuant to the provisions of any debt instrument which evidences debt of the Corporation or pursuant to which the Corporation has issued debt securities, or to the extent mandatory prepayments on any such debt have not been made or provided for; PROVIDED, HOWEVER, that to the extent the Corporation is prohibited from making any such redemption in whole or in part, the shares of $8.50 Preferred H Stock which have not been so redeemed shall be subject to redemption the next year and so on;

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          (B)  To the extent the Corporation shall otherwise be permitted pursuant to the provisions of any debt instrument which evidences debt of the Corporation or pursuant to which the Corporation has issued debt securities, the Corporation shall have the right at its option and election to redeem the shares of $8.50 Preferred H Stock, in whole or in part, at any time and from time to time at a redemption price equal to its liquidation value of $100 per share plus an equal amount to all unpaid dividends thereon, including accrued dividends, whether or not declared, to redemption date;

          (C) If less then all of the $8.50 Preferred H Stock at the time outstanding is to be redeemed, the shares so to be redeemed shall be selected by lot, pro-rata or in such other manner as the Board of Directors may determine to be fair and proper;

          (D) Notice of any redemption of the $8.50 Preferred H Stock shall be mailed at least thirty, but no more than sixty, days prior to the date fixed for redemption to each holders of $8.50 Preferred H Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In accordance to facilitate the redemption of the $8.50 Preferred H Stock, the Board of Directors may fix a record date for the determination of holders of $8.50 Preferred H Stock to be redeemed, or may cause the transfer book of the Corporation to be closed for the transfer of the $8.50 Preferred H Stock, not more than sixty days prior to the

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date fixed for such redemption;

          (E) Upon any notice of redemption being sent to the holders of Preferred Stock Series H, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the $8.50 Preferred H Stock called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor.

          SECTION 6. REACQUIRED SHARES. Any shares of the $8.50 Preferred H Stock redeemed or purchased otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth in the Corporation's Certificate of Incorporation.

          SECTION 7. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) Upon any liquidation, dissolution or winding up of the Corporation,

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no distribution shall be made (A) to the holders of Common Stock of the
Corporation and other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the $8.50 Preferred H Stock unless, prior thereto, the holders of $8.50 Preferred H Stock shall have received $100 per share, plus an amount equal to unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of such payment or (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the $8.50 Preferred H Stock, except distributions made ratably on the $8.50 Preferred H Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          (b) The Preferred H Stock shall rank PERI PASSU to the Company's $9.00 Cumulative Preferred Series B Stock.

          SECTION 8.  NOTICES OF CORPORATE ACTION.  In the event of:

          (A) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of Common Stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

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          (B)  any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing Corporation and no change occurs in the Common Stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

          (C) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be mailed to the holders of record of the outstanding shares of the $8.50 Preferred H Stock, at least 20 days (or 10 days in case of any event specified in clause (A) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property

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deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up.

          IN WITNESS WHEREOF, said Apparel America, Inc. has caused this Certificate of Designation, Preferences and Rights of $8.50 Preferred H Stock to be duly executed by its President and attested to by its Secretary and caused its corporate seal to be affixed thereto on June , 1995.


Attest:                                 Apparel America, Inc.

                                        By:
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